Exhibit 23.3

Consent of Independent Auditor

The Board of Directors

Martin Midstream GP LLC:

We consent to the use of our report dated March 5, 2012, with respect to the consolidated balance sheet of Waskom Gas Processing Company and subsidiaries as of December 31, 2011, and the related consolidated statements of income, partners’ capital, and cash flows for the year then ended, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

(signed) KPMG LLP

Shreveport, Louisiana

September 2, 2014